SCOTTISH RE GROUP LIMITED ANNOUNCES ISSUANCE OF PERPETUAL PREFERRED STOCK

HAMILTON, Bermuda--(BUSINESS WIRE)--June 24, 2005--Scottish Re Group Limited
(NYSE: SCT) announced that it will offer approximately $125 million of its non-cumulative perpetual preferred stock. The preferred stock will have a fixed rate dividend for an initial 5-year period and will be callable after 5 years.
After the initial period, the dividends on the securities may become floating.
Dividends will be non-cumulative.

A registration statement relating to these securities has been filed with the
Securities and Exchange Commission and has become effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re
Group Limited has operating companies in Bermuda, Charlotte, North Carolina,
Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and
Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A
(strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard &
Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A
(strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re
Life Corporation, which is rated A- (excellent) by A.M. Best. Additional information about Scottish Re Group Limited can be obtained from its Web site,
http://www.scottishre.com/.

    CONTACT: Brunswick Group
             Diana Drobiner, 212-333-3810
             ddrobiner@brunswickgroup.com

    SOURCE: Scottish Re Group Limited